Exhibit 10.25
EMULEX CORPORATION
Description of Compensation Arrangements for Certain Executive Officers
     The following is a description of the compensation arrangements for each of the Company’s named executive officers. The compensation for these executive officers consists of base salary and perquisites, long-term incentive compensation and annual cash bonus compensation. As of August 31, 2005, the following are the base salaries (on an annual basis) of the Company’s named executive officers:

Name and Principal Position	Base Salary

Paul F. Folino	$556,500
Chairman and Chief Executive Officer

James M. McCluney	$371,830
President and Chief Operating Officer

Kirk D. Roller(1)	$373,065
President, Worldwide Sales

Karen Mulvany	$310,852
Exec. V.P., Business Planning and Development

Michael J. Rockenbach	$290,589
Exec. V.P. and Chief Financial Officer

William F. Gill	$235,469
Exec. V.P., Worldwide Sales

(1)	Mr. Roller retired effective as of July 1, 2005. Amounts indicated reflect base salary as of the date of retirement.

The Company does not have employment agreements with any of its executive officers but has executed key employee retention agreements with each of its named executive officers and certain other officers and key employees of the Company. The Company’s agreement with Mr. Folino entitles him to receive the following payments and benefits in the event of termination of his employment by the Company without cause or by Mr. Folino because of a demotion within two years after a change in control of the Company: (i) a severance payment equal to the present value of two times the sum of Mr. Folino’s annual salary plus the highest annual average of any two of his last three annual bonuses; (ii) continuation for two years following termination of employment of his health and life insurance, disability income, tax assistance and executive automobile benefits (reduced to the extent similar benefits are received by him from another employer); and (iii) acceleration of vesting of his right to exercise his stock options based on the length of his continued employment following the grant of the option by one year upon the change in control of the Company and full acceleration of vesting of such exercise right in the event of termination of his employment without cause or because of a demotion as aforesaid within two years after the change in control. A copy of Mr. Folino’s key employee retention agreement is filed as Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 26, 2004.
The Company also has entered into similar agreements with each of the other named executive officers which provide for benefits similar to those described above, except that the severance payment is equal to the present value of one times the sum of the employee’s annual salary plus the highest annual average of any two of the employee’s last three annual bonuses; and continuation following termination of employment of the employee’s health and life insurance, disability income, tax assistance and executive automobile benefits (reduced to the extent similar benefits are received by the employee from another employer) is limited to one year. The form of key employee retention agreement for each of the other named executive officers is filed as Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 26, 2004.
Additionally, the Company’s executive officers are entitled to participate in health and welfare and retirement plans, perquisite, fringe benefit and other arrangements generally available to other salaried employees. In addition, each officer is entitled to participate in the Emulex Corporation Retirement Savings Plan, and receives group term life insurance premiums and health care reimbursement paid with respect to the named executive.
The Company’s named executive officers are eligible for annual performance-based cash bonuses under the Company’s Executive Bonus Plan, which is described in the Company’s Annual Report on Form 10-K for the fiscal year ended July 3, 2005. A copy of such Executive Bonus Plan is also filed as Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the fiscal year ended July 3, 2005.
Long term incentives are provided to the named executives in accordance with the Company’s 2004 Employee Stock Incentive Plan which is attached as Appendix B to the Company’s Definitive Proxy Statement for the Annual Meeting of Stockholders held on November 18, 2004, and the Company’s Employee Stock Option Plan, as amended, which is attached as Appendix B to the Company’s Definitive Proxy Statement for the Annual Meeting of Stockholders held on November 21, 2002, or any successor stockholder approved equity plans.

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